Exhibit 99.2

Cartiva, Inc.

Financial Statements as of and for the Year Ended December 31, 2017 and Independent Auditor’s Report

CARTIVA, INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Cartiva, Inc.:

We have audited the accompanying financial statements of Cartiva, Inc. (the Company), which comprise the balance sheet as of December 31, 2017 and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cartiva, Inc. as of December 31, 2017 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Bennett Thrasher LLP

Atlanta, Georgia

May 24, 2018

Cartiva, Inc.

Balance Sheet

December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$9,376,929
Accounts receivable, net	7,360,848
Inventory	465,886
Prepaid expenses and other current assets	225,222

Total current assets	17,428,885
Property and equipment, net	754,202
Intangible assets, net	87,226
Other assets	312,150

Total assets	$18,582,463

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$598,446
Accrued expenses	4,060,186
Due to related party	—
Current portion of long-term debt	1,100,000

Total current liabilities	5,758,632
Long-term debt, net	4,176,831

Total liabilities	9,935,463

Commitments and Contingencies (Note 2)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value: 69,903,035 shares authorized; 68,213,933 shares issued and outstanding at December 31, 2017	6,822
Common stock, $0.0001 par value: 100,000,000 shares authorized; 1,502,729 shares issued and outstanding at December 31, 2017	136
Additional paid-in capital	27,472,110
Accumulated deficit	(18,832,068)

Total stockholders’ equity	8,647,000

Total liabilities and stockholders’ equity	$18,582,463

See accompanying notes.

Cartiva, Inc.

Statement of Operations

For the Year Ended December 31, 2017

REVENUE	$24,122,214
COST OF REVENUE	1,185,289

GROSS MARGIN	22,936,925
OPERATING EXPENSES:
General and administrative	3,859,120
Sales and marketing	10,177,029
Research and development	3,479,723

Total operating expenses	17,515,872

Net income from operations	5,421,053
Interest expense	227,897

Net income before taxes	5,193,156
Provision for taxes	102,408

Net income	$5,090,748

See accompanying notes.

Cartiva, Inc.

Statement of Stockholders’ Equity

For the Year Ended December 31, 2017

	Common		Series A Convertible		Series B Convertible		Series C Convertible		Series D Convertible		Series E Convertible		Additional		Total
	Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2016	1,364,479	114	2,298,309	230	1,739,125	174	26,542,882	2,654	20,966,949	2,097	16,666,668	1,667	27,227,893	(23,922,816)	3,312,013
Shares issued under stock plan	144,250	22	—	—	—	—	—	—	—	—	—	—	21,622	—	21,644
Repurchase and retirement of common stock	(6,000)	—	—	—	—	—	—	—	—	—	—	—	(12,000)	—	(12,000)
Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	234,595	—	234,595
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	5,090,748	5,090,748

Balance, December 31, 2017	1,502,729	$136	2,298,309	$230	1,739,125	$174	26,542,882	$2,654	20,966,949	$2,097	16,666,668	$1,667	$27,472,110	$(18,832,068)	$8,647,000

See accompanying notes.

Cartiva, Inc.

Statement of Cash Flows

For the Year Ended December 31, 2017

Cash flows from operating activities:
Net income	$5,090,748
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	448,000
Depreciation and amortization	548,389
Stock based compensation	234,595
Non-cash interest expense	121,543
Changes in assets and liabilities:
Accounts receivable	(6,853,901)
Inventory	(213,425)
Prepaid expenses and other current assets	13,606
Other assets	(297,965)
Accounts payable	377,764
Accrued liabilities	2,500,162
Due to related party	(30,727)

Net cash provided by operating activities	1,938,789

Cash flows from investing activities:
Purchases of property and equipment	(542,160)

Net cash used in investing activities	(542,160)

Cash flows from financing activities:
Net proceeds from long-term debt	250,000
Purchase and retirement of common stock	(12,000)
Proceeds from exercise of stock options	21,890

Net cash provided by financing activities	259,890

Net change in cash and cash equivalents	1,656,519
Cash and cash equivalents - beginning of year	7,720,410

Cash and cash equivalents - end of year	$9,376,929

See accompanying notes.

CARTIVA, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED

DECEMBER 31, 2017

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business — Cartiva, Inc., (the “Company”), a Delaware corporation, is a medical device company focused on the development, manufacturing and marketing of products for the treatment of osteoarthritis of the extremities. The Company’s first commercialized product is Cartiva Synthetic Cartilage Implant (“SCI”), an implant designed to replace the damaged cartilage surface of arthritic joints. In July 2016, the Company received pre-market approval from the U.S. Food and Drug Administration (“FDA”) for the use of Cartiva SCI in the treatment of osteoarthritis at the base of the great toe. The Company commenced selling Cartiva SCI in the United States following FDA approval.

In January 2014, the Company acquired certain assets of Anulex Technologies, Inc. (“Anulex”). The primary assets acquired related to the ProxiFuse Hammertoe Compression System, an implant used for the correction of hammertoe deformities (“ProxiFuse”). In December 2014, the Company received marketing clearance from the FDA for ProxiFuse.

Spin-out From Carticept Medical, Inc. — The Company was incorporated as a wholly-owned subsidiary of Carticept Medical, Inc. (“Carticept”) on August 2, 2011. On December 29, 2011, the Company and Carticept entered into a stock purchase agreement (the “Stock Purchase Agreement”), pursuant to which Carticept purchased from the Company shares of the Company’s capital stock (the “Capital Stock”) in exchange for the execution and delivery of a Technology and Asset Assignment Agreement (the “Assignment Agreement”), pursuant to which Carticept assigned to the Company, Carticept’s synthetic cartilage implant program, including all related assets, contracts and obligations, together with cash of $2,900,000.

On December 29, 2011, Carticept spun off the Company by distributing 100% of the Capital Stock as a stock dividend on the outstanding shares of Carticept’s capital stock (the “Spin-out”). In the Spin-out, each stockholder of Carticept received one share of Capital Stock for each share of Carticept stock owned as of December 19, 2011.

Basis of Presentation — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Subsequent Events — The Company evaluates events and transactions occurring subsequent to the date of the accompanying balance sheets for potential recognition or disclosure in the financial statements. All subsequent events requiring recognition or disclosure have been incorporated into the accompanying financial statements.

Use of Estimates — Preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition — The Company’s revenues are primarily generated through two types of customers, hospitals and surgery centers and stocking distributors, with the majority of its revenue derived from sales to hospitals and surgery centers. The Company’s products are sold through a network of employees and independent sales representatives in the United States and by stocking distributors outside the United States. In the United States, the Company generates a significant portion of its revenue from consigned inventory maintained by its independent sales representatives. For these products, the Company records revenues when it receives appropriate notification that the product has been used or surgically implanted in a patient. For all other transactions, the Company recognizes revenue when title to the goods and risk of loss transfer to customers, provided there are no remaining performance obligations that will affect the customer’s final acceptance of the sale.

The Company records revenues from sales to its stocking distributors outside the United States at the time the product is shipped to the distributor. Stocking distributors, who sell the products to their customers, take title to the products and assume all risks of ownership. The Company’s distributors are obligated to pay within specified terms regardless of when, if ever, they sell the products. The distributor can only reject products for an obvious defect or shipping error, generally within 30 days of receipt, and in such cases, replacement products would be sent. Since the distributor’s remedy is the replacement of the product and not a refund or credit, the Company does not defer revenue associated with these sales. The Company’s standard sales arrangements in the United States do not have a return provision.

Freight revenue billed to customers is included in revenue, and expenses incurred for shipping products to customers are included in cost of revenue. Freight revenue was immaterial in 2017. Freight expense was $119,933 in 2017.

Cash and Cash Equivalents — Cash and cash equivalents consist of bank deposits and highly liquid investments with maturities of three months or less at the date of purchase.

Cash and cash equivalents include a sweep account, which consists of two money market accounts (see fair value table), and automatically sweeps the Company’s operating account to maintain a bank balance of $200,000 which could and does frequently result in a negative book balance in the operating account. Consequently, at times, the Company’s cash balance can be less than the total within its two money market accounts.

Concentration of Credit Risk — Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents. The Company’s cash and cash equivalents at December 31, 2017 were invested in money market accounts that can be withdrawn without penalty at any time. On occasion, the Company may maintain cash balances in excess of federally insured limits in a reputable financial institution. The Company believes that the financial position of the depository institution holding its deposits significantly reduces its exposure to credit risk.

Accounts Receivable — In the ordinary course of business, the Company grants credit to its customers, the majority of which are hospitals and surgery centers. The Company’s collection history has been favorable with minimal bad debts to date from these customers. The Company maintains allowances for estimated losses resulting from the inability of its customers to make required payments. The Company analyzes its accounts receivable, historical bad debt experience, customer concentrations, customer creditworthiness and current economic trends when evaluating the adequacy of its allowance for doubtful accounts. At December 31, 2017, the allowance for doubtful accounts was $473,000.

Fair Value Measurements — The Company applies Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”).

Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a three-level hierarchy to prioritize the inputs to valuation techniques used to measure fair value. Financial assets and financial liabilities are categorized within the valuation hierarchy based upon the lowest level of input that is significant to the measurement of fair value.

The three levels of the fair value hierarchy are defined as follows:

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

•

Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The following fair value table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis:

Type of Instruments

	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Money market funds	$9,799,619	$—	$—	$9,799,619

Total assets at fair value	$9,799,619	$—	$—	$9,799,619

Valuation of Inventories — Inventories are stated at the lower of cost or market on a first-in, first-out method. Adjustments to reduce carrying costs to their net realizable values are recorded for obsolete material or shrinkage. The Company makes judgments regarding the carrying value of its inventories based on current market conditions. Market conditions may change depending upon competitive product introductions, consumer demand and reimbursement criteria in the medical community. If market conditions change or if the introduction of new products by the Company impacts the market for previously released products, the Company may be required to write down the carrying cost of its inventories.

Inventories consisted of the following at December 31, 2017:

Raw materials	$154,125
Finished goods	311,761

Total inventories	$465,886

Property and Equipment — Property and equipment are stated at historical cost. Expenditures for maintenance and repairs are charged to expense as incurred; additions and improvements are capitalized. Depreciation expense is calculated on a straight-line basis over the estimated useful lives of the assets, which range from two to five years.

The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset are less than the asset’s carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset exceeds its fair value. No impairment losses were recognized during 2017.

Property and equipment, net consisted of the following at December 31, 2017:

Furniture, fixtures and equipment	$173,024
Laboratory equipment	315,578
Leasehold improvements	60,477
Surgical instruments	828,135
Manufacturing and warehouse equipment	241,770

Total property and equipment, at cost	1,618,984
Less accumulated depreciation and amortization	864,782

Property and equipment, net	$754,202

Depreciation expense related to property and equipment was $395,915 for 2017.

Intangible Assets — Intangible assets primarily consist of license agreements, unpatented technology and know-how originally acquired by Carticept in a 2008 acquisition, which were assigned to the Company pursuant to the Assignment Agreement. The Company amortizes intangible assets that have finite lives using the straight-line method over the lesser of the related contractual life or expected useful life of the asset. Amortization is recorded over lives ranging from five to ten years.

Intangible assets, net consisted of the following at December 31, 2017:

Finite lived intangible assets	$1,730,573
Less accumulated amortization	1,643,347

$87,226

Accrued Liabilities — Accrued liabilities consisted of the following at December 31, 2017:

Personnel costs	$2,143,809
Commissions	1,237,971
Accrued interest	275,000
Other	403,406

$4,060,186

Stock-Based Compensation — The Company accounts for grants of stock options based on their grant date fair value and recognizes compensation expense over their vesting period. The Company estimates the fair value of stock options as of the date of grant using the Black-Scholes option pricing model, which requires management to make assumptions with respect to the expected term of the option, the expected volatility of the underlying common stock consistent with the expected life of the option, risk-free interest rates and expected dividends.

Stock-based compensation expense represents the cost of the grant date fair value of employee stock option grants recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis, net of estimated forfeitures. The expense is adjusted for actual forfeitures at year end. Stock-based compensation expense recognized in the financial statements is based on awards that are ultimately expected to vest.

For stock option grants with performance-based milestones, the expense is recorded over the remaining service period after the point when the achievement of the milestone is probable or the performance condition has been achieved.

Research and Development Costs — The Company’s research and development expenses consist of product development, preclinical, clinical and regulatory expenses and salaries and related benefits. All research and development costs are expensed as incurred.

Patent Costs — All costs related to filing and pursuing patent applications are expensed as incurred as recoverability of such expenditures is uncertain.

Income Taxes — In accordance with ASC Topic 740 (“ASC 740”), Income Taxes, the Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities. The Company records a valuation allowance against its net deferred tax asset to reduce the net carrying value to an amount that is more likely than not to be realized.

Income tax positions are considered for uncertainty in accordance with the provisions of ASC 740. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position; therefore, no ASC 740 liabilities have been recorded.

The Company will recognize accrued interest and penalties related to unrecognized tax benefits as interest expense and income tax expense, respectively, in the statements of operations. As of December 31, 2017, no such accruals for interest or penalties had been made.

Significant management judgment is involved in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. Due to uncertainties with respect to the realization of deferred tax assets due to the history of operating losses, a valuation allowance has been established against the entire net deferred tax asset balance. The valuation allowance is based on management’s estimates of taxable income in the jurisdictions in which the Company operates and the period over which deferred tax assets will be recoverable. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, a change in the valuation allowance may be needed, which could materially impact the Company’s financial position and results of operations.

Recent Accounting Pronouncements — From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

2.	COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company leases office and manufacturing space under non-cancellable leases. Rent expense under the Company’s facility leases are accounted for on a straight-line basis over the lease terms. The amount of the excess of straight-line rent expense over scheduled payments is recorded in accrued liabilities. Rent expense was approximately $110,000 for 2017.

The total future minimum rental payments under non-cancellable operating leases are as follows at December 31, 2017:

2018	$206,314
2019	131,554
2020	117,060
2021	120,572
2022	124,189
Thereafter	31,275

$730,964

Indemnification — ASC Topic 460, Guarantees, requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligations it assumes under that guarantee.

The Company, as permitted under Delaware law and in accordance with its bylaws, indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company’s request in such capacity. The Company has entered into indemnification agreements with its directors and certain officers. The maximum amount of potential future indemnification is unlimited; however, the Company has director and officer insurance that limits its exposure and may enable it to recover a portion of any future amounts paid. Additionally, the Company has indemnified certain parties in the ordinary course of contractual relationships. The Company believes the fair value for these indemnification obligations is minimal. Accordingly, the Company has not recognized any liabilities relating to these obligations as of December 31, 2017.

3.	LOAN AGREEMENTS

In December 2013, the Company entered into a loan and security agreement (the “2013 Loan Agreement”) with Silicon Valley Bank (“SVB”), which entitled the Company to borrow up to $1,500,000. In July 2015, the Company and SVB amended the 2013 Loan Agreement (the “2015 Loan Agreement” and, together with the 2013 Loan Agreement, the “Loan Agreements”), which increased the total maximum borrowings to $5,250,000. To secure the repayment of any amounts borrowed under the Loan Agreements, the Company granted to SVB a first priority security interest in all of the Company’s assets, other than intellectual property.

In connection with the 2013 Loan Agreement, the Company paid SVB a facility fee of $7,500. Additionally, the Company granted warrants to purchase an aggregate of up to 200,000 shares of the Company’s Series C Preferred Stock for $0.2208 per share. The Company estimated the relative fair value received by SVB using the Black-Scholes option pricing model to be $29,693. In accordance with ASC 835-30-45-1A, the relative fair value was treated as a discount on the loan and amortized to interest expense until such time as the 2013 Loan Agreement was amended, at which time the unamortized balance was expensed.

In connection with the 2015 Loan Agreement, the Company granted warrants to purchase an aggregate of up to 388,506 shares of the Company’s Series D Preferred Stock for $0.4054 per share. The Company estimated the relative fair value received by SVB using the Black-Scholes option pricing model to be $114,526. In accordance with ASC 835-30-45-1A, the relative fair value was treated as a discount on the loan and amortized to interest expense over the term of the loan.

The Company also agreed to customary affirmative and negative covenants and events of default in connection with the Loan Agreements. As of December 31, 2016, the Company was in compliance with such covenants.

In January 2017, the Company and SVB amended and restated the loan agreement (the “2017 Loan Agreement”), which increased the total borrowings to $5,500,000 at closing and reduced the floating interest rate to Prime minus 1.75%. The 2017 Loan Agreement extends the interest only payments through June 30, 2018, followed by 30 equal payments of principal plus accrued interest. A final payment of $275,000 is payable at maturity on June 1, 2020. Debt issuance costs are treated as a discount on the loan and amortized to interest expense over the term of the loan. The $262,500 final payment due under the 2013 Loan Agreement was paid at the closing of the 2017 Loan Agreement.

The 2017 Loan Agreement provides the Company with two $1.5 million tranches of additional optional term loan debt that each become available upon the achievement of certain revenue milestones and are available through June 30, 2018 with respect to the first tranche and December 31, 2018 with respect to the second tranche. If the Company draws either of the optional tranches, the interest only period on all outstanding term loan debt would be extended to December 31, 2018, followed by 24 equal installments of principal and accrued interest. The Company would be required to issue additional warrants upon the drawing of either of the tranches. While the Company has achieved the revenue milestones required to draw both tranches, it has not done so to date.

The 2017 Loan Agreement also provided for a working capital line of credit of up to $2.0 million, based on a percentage of the Company’s eligible accounts receivable, as defined in the loan agreement. The facility becomes available upon the achievement of a certain revenue milestone, which was met in 2017. To date, there have been no draws on the line of credit.

In addition to customary affirmative and negative covenants and events of default, the Company agreed to a minimum revenue financial covenant to be tested initially at December 31, 2017 and monthly thereafter. As of December 31, 2017, the Company was in compliance with all covenants under the 2017 Loan Agreement.

The balance payable under the Loan Agreements was as follows as of December 31, 2017:

Loan Payable	$5,500,000
Debt issuance costs	(183,333)
Discount	(39,836)
Less current maturities	(1,100,000)

Long-term debt, excluding current maturities	$4,176,831

Future Maturities

2018	$1,100,000
2019	2,200,000
2020	2,200,000

$5,500,000

4.	INCOME TAXES

At December 31, 2017, the Company has federal net operating loss (“NOL”) carryforwards of $17,260,589 available to offset future taxable income expiring beginning in 2032 through 2037. Additionally, the Company has $435,309 in research and development (“R&D”) tax credits that expire beginning in 2032 through 2037 unless utilized earlier. Section 382 of the Internal Revenue Code (“IRC”) contains provisions that may limit the utilization of NOL and R&D tax credit carryforwards in any given year as a result of significant changes in ownership interests that may have occurred or may occur in future periods.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using tax rates in effect for the year in which the differences are expected to reverse.

Income tax expense differs from the “expected” income tax expense for the periods (computed by applying the statutory Federal corporate tax rate of 34% to earnings before income taxes) as follows:

	2017	Percent
Computed “expected” tax expense	$1,760,625	34.00%
Increase (decrease) in tax expense resulting from:
State tax expense, net of Federal benefit	160,318	3.10%
Permanent items	83,558	1.61%
Tax act rate change	2,472,493	47.75%
Decrease in valuation allowance	(4,300,771)	-83.05%
Other, net	(73,815)	-1.43%

Actual tax expense	$102,408	1.98%

Significant components of the Company’s deferred income tax assets included the following at December 31, 2017:

Deferred tax asset:
Net operating loss and research credit carryforwards	$3,721,491
Research & development and AMT credit carryforwards	435,309
Intangible assets	309,725
Fixed assets	(31,975)
Other	164,173

Gross deferred income tax assets	4,598,723
Less: valuation allowance for deferred income tax assets	(4,598,723)

Net deferred income tax assets	$—

The Company has established a valuation allowance equal to the amount of its deferred tax asset owing to uncertainties with respect to its ability to generate future taxable income sufficient to realize the assets, thus the Company believes it is unlikely that the above deferred tax assets will be realized.

Furthermore, on December 22, 2017, the U.S. government enacted comprehensive tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including but not limited to reducing the U.S. Federal corporate tax rate from 34% to 21%. Consequently, the Company recorded a decrease related to deferred tax assets and liabilities of $2,489,035 and $16,542, respectively, with a corresponding net adjustment to deferred income tax expense of $2,472,493 for the year ended December 31, 2017.

The Company has evaluated the impact of accounting for the uncertainty in income taxes on its financial statements. The Company believes that its income tax filing positions are more likely than not of being sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position; therefore, no liabilities and no related penalties and interest have been recorded. The Company does not anticipate any material changes to its uncertain tax positions within the next 12 months.

5.	STOCKHOLDERS’ EQUITY

Common Stock — Under the terms of its Restated Certificate of Incorporation, the Company is authorized to issue up to 100,000,000 shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. No cash dividends had been declared or paid as of December 31, 2017.

Convertible Preferred Stock — Under the terms of its Restated Certificate of Incorporation, the Company is authorized to issue up to 69,903,035 shares of preferred stock (“Preferred Stock”), with 2,298,309 being designated as Series A Preferred Stock (“Series A Preferred Stock”), 1,739,125 being designated as Series B Preferred Stock (“Series B Preferred Stock”), 27,093,479 being designated as Series C Preferred Stock (“Series C Preferred Stock”), 21,355,455 being designated as Series D Preferred Stock (“Series D Preferred Stock”) and 17,416,667 being designated as Series E Preferred Stock (“Series E Preferred Stock”). The Series A Preferred Stock and the Series B Preferred Stock were originally issued to Carticept pursuant to the terms of the Stock Purchase Agreement (Note 1). The rights, preferences, privileges and restrictions of the Preferred Stock are as set forth in the Company’s Restated Certificate of Incorporation.

During 2013 and 2014, the Company sold 19,749,403 and 6,793,479 shares of Series C Preferred Stock at a price of $0.2208 per share for net proceeds of $4,319,285 and $1,484,260, respectively, after deducting expenses of the offerings.

During 2015, the Company sold 20,966,949 shares of Series D Preferred Stock at a price of $0.4054 per share, resulting in net proceeds of $8,468,683, after deducting expenses of the offering.

During 2016, the Company sold 16,666,668 shares of Series E Preferred Stock at a price of $0.51 per share, resulting in net proceeds of $8,469,827.

Convertible preferred stock was comprised of the following at December 31, 2017:

Series	Shares Designated	Shares Issued and Outstanding	Original Issue Price	Non-Cumulative Annual Dividends Per Share	Liquidation Preference Per Share	Conversion Price/ Per Share	Participation Cap Per Share
Series A	2,298,309	2,298,309	$1.80	$0.14	$1.80	$1.80	$3.60
Series B	1,739,125	1,739,125	$2.10	$0.17	$2.10	$2.10	$4.20
Series C	27,093,479	26,542,882	$0.22	$0.02	$0.22	$0.22	$0.44
Series D	21,355,455	20,966,949	$0.41	$0.03	$0.41	$0.41	$0.81
Series E	17,416,667	16,666,668	$0.51	$0.04	$0.51	$0.51	$1.02

Dividends — The holders of Preferred Stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate stated in the table above. Dividends are payable when, as and if declared by the Board of Directors, and are not cumulative. As of December 31, 2017, no cash dividends had been declared.

Liquidation — In the event of any liquidation, dissolution or winding up of the Company or other liquidation event as defined in the Company’s Restated Certificate of Incorporation (a “Liquidation Event”), the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event to the holders of Series A Preferred Stock, Series B Preferred Stock and common stock, an amount per share as shown in the table above, plus any declared but unpaid dividends on such share. If, upon the occurrence of a Liquidation Event, the proceeds distributed among the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are insufficient to permit the payment to the holders of the full preferential amounts, then the entire proceeds shall be distributed ratably among the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the full preferential amount that each holder is otherwise entitled to receive.

If, in the event of a Liquidation Event there are proceeds remaining after payment in full of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock liquidation preference amounts, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the remaining proceeds to the holders of common stock, an amount per share as shown in the table above, plus any declared but unpaid dividends on such share. If, upon the occurrence of a Liquidation Event, the proceeds distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock are insufficient to permit the payment to the holders of the full preferential amounts, then the entire proceeds shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the full preferential amount that each holder is otherwise entitled to receive.

If, in the event of a Liquidation Event there are proceeds remaining after payment in full of the preferred liquidation preference amounts, the remaining proceeds will be paid ratably to all holders of preferred and common stock; provided, however, that the maximum per share amount payable to holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in connection with a Liquidation Event, including dividends, is the participation cap as stated in the table above.

Voting — The holder of each share of Preferred Stock is entitled to one vote for each share of common stock into which such Preferred Stock could be converted, except as otherwise required by law, and has full voting rights and powers equal to the voting rights and powers of holders of common stock. Notwithstanding the foregoing and as long as 5,500,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, or the like), the holders of Preferred Stock, voting together, as an individual class and not as separate series, are entitled to elect two directors of the Company. The holders of common stock, voting separately as an individual class, are entitled to elect two directors of the Company, and the holders of common stock and Preferred Stock, voting together as a single class on an as-converted basis, are entitled to elect any remaining directors of the Company.

Conversion — Each outstanding share of Preferred Stock, at the option of the holder, is convertible into the number of fully paid and non-assessable shares of common stock that results from dividing the applicable original issue price for such series by the applicable conversion price for such series. The conversion price of the Preferred Stock is subject to adjustment from time to time. The original issue price and the conversion price per share of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are stated in the table above.

All outstanding shares of Preferred Stock shall automatically be converted to common stock at the then effective conversion rate immediately upon the closing of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock in which (i) the public offering price equals or exceeds $0.51 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) for any such offering closing and (ii) the aggregate price paid for such shares by the public is not less than $25 million.

Alternatively, each share of Preferred Stock will automatically convert to common stock upon the agreement of a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis). At December 31, 2017, the Company had reserved 68,963,932 shares of common stock in the event of conversion.

Right of First Offer — Subject to certain limited exceptions, for each future sale by the Company of shares of its capital stock, the Company granted to each investor that holds at least 1,000,000 shares of Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) (each a “Major Investor”) the right to purchase up to that portion of shares that equals the proportion that the number of shares of common stock issued or issuable upon conversion of the Preferred Stock then held, by such Major Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding), bears to the total number of shares of common stock issued and outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). In the event that any Major Investor fails to exercise its right of first offer, the exercising Major Investors shall be entitled to obtain that portion of the shares not subscribed for by the non-exercising Major Investor that equals the proportion that the number of shares of common stock issued or issuable upon conversion of the Preferred Stock then held by such exercising Major Investor bears to the total number of shares of common stock issued or issuable upon conversion of the Preferred Stock then held by all such exercising Major Investors.

Registration Rights — The holders of the Company’s common stock issuable upon the conversion of the Company’s Preferred Stock are entitled to certain registration rights. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any such registration under certain circumstances.

The Company is generally required to pay all expenses incurred in connection with registrations effected in connection with such rights, excluding underwriting discounts and commissions.

Transferability — The Company, its founders and the preferred stockholders have entered into a right of first refusal and co-sale agreement. This agreement provides for certain restrictions on the transfer of common stock held by the founders, as well as certain repurchase rights and rights to participate in the sale of common stock held by the founders. The agreement provides that if any founder proposes to sell founder shares, certain preferred stockholders, meeting specified conditions, have the right to purchase founders’ shares on a pro-rata basis, as defined. This agreement terminates upon the completion of a qualified initial public offering.

Common Shares Reserved for Issuance — Shares of common stock reserved for future issuance consisted of the following at December 31, 2017:

Conversion of Series A Preferred Stock	2,298,309
Conversion of Series B Preferred Stock	1,739,125
Conversion of Series C Preferred Stock	26,542,882
Conversion of Series D Preferred Stock	20,966,949
Conversion of Series E Preferred Stock	17,416,667
Warrants outstanding	588,506
Stock options outstanding	15,578,679
Stock options and awards available for grant	2,243,038

Total	87,374,155

6.	STOCK PLAN

2012 Stock Plan — Under the Company’s 2012 Stock Plan (the “Stock Plan”), the Company’s Board of Directors may issue incentive stock options to employees and nonqualified stock options to directors, consultants or employees of the Company.

The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and the exercise price. The options are exercisable at times and increments as specified by the Board of Directors and generally expire ten years from date of grant. Certain options granted under the Stock Plan contain terms that provide for the accelerated vesting of options or shares following a change in control, as defined.

Stock options granted under the Stock Plan provide certain option holders the right to elect to exercise unvested options in exchange for restricted common stock. Restricted shares are subject to a right of repurchase by the Company at the lower of the fair market value of the shares at the time of repurchase or the original issuance price upon termination of the holder’s service. This right typically lapses 25% on the first anniversary of the vesting start date and in 36 equal monthly amounts thereafter for initial grants, and ratably over 48 months for subsequent grants. These repurchase terms are considered to be a forfeiture and the cash received for the exercise of unvested options is treated as a refundable deposit shown as a liability in the accompanying financial statements.

During 2015, the Company granted 1,775,000 options that provide for 24-month vesting commencing upon the achievement of predetermined performance objectives, which were all achieved in 2016.

During 2016, the Company granted 75,000 options that provide for 24-month vesting commencing upon the achievement of predetermined performance objectives.

Information about aggregate restricted common stock issued under the Stock Plan and subject to the Company’s repurchase rights during the year ended December 31, 2017 is summarized as follows:

Unvested restricted shares - beginning of year	247,444
Restricted shares issued upon exercise of unvested options	197,747
Restricted share repurchased	—
Shares vested	(194,112)

Unvested restricted shares - end of year	251,079

Should an option expire or terminate for any reason prior to exercise in full or be canceled in accordance with the provisions of the Stock Plan, the shares subject to the portion of the option not exercised or canceled will be available for subsequent issuance under the Stock Plan. Likewise, restricted shares repurchased by the Company are available for subsequent issuance under the Stock Plan.

Stock option activity under the Stock Plan is summarized as follows for 2017:

	Shares	Weighted- Average Exercise Price
Outstanding, Beginning of Year	13,349,229	$0.08
Granted	2,373,700	0.12
Exercised	(144,250)	0.11
Canceled	—	—

Outstanding — End of Year	15,578,679	0.08

Exercisable — End of Year	15,578,679	$0.08

The following table summarizes information about all options outstanding at December 31, 2017:

Exercise Price	Options Outstanding	Weighted- Average Remaining Contractual Life (Years)	Options Exercisable
$0.04	3,759,500	5.8	3,759,500
0.05	110,000	7.1	110,000
0.10	9,448,229	8.2	9,448,229
0.12	2,184,450	9.6	2,184,450
0.15	15,000	8.4	15,000
0.30	61,500	4.1	61,500

Total	15,578,679	7.2	15,578,679

Stock-Based Compensation — The weighted-average grant date fair value of options granted to employees and directors for the year ended December 31, 2017 was $195,439. The fair value of stock options was estimated using the Black-Scholes option-pricing model based on the assumptions noted in the following table:

Risk-free interest rate	2.34%
Dividend yield	0.00%
Expected life of options (years)	6.25
Volatility	70.00%

The stock option compensation expense related to share-based compensation arrangements was $234,595 for 2017. As of December 31, 2017, there was $352,615 in unrecognized compensation to be recognized in future periods.

7.	AGREEMENTS AND TRANSACTIONS WITH CARTICEPT

In connection with the Spin-out, the Company and Carticept entered into an intercompany services agreement (the “Services Agreement”) that provided for various general and administrative services to be provided to the Company by Carticept, including the furnishing of office space and equipment, general office infrastructure, general accounting services and other services as mutually agreed. The Company and Carticept also entered into an employee leasing agreement (the “Employee Agreement”) pursuant to which certain officers and employees of Carticept provided management and other services to the Company on a cost-plus basis. The Company paid to Carticept specified amounts under the Services Agreement and Employee Agreement, including, without limitation, allocated salaries, rent, general administration and utilities.

Effective August 1, 2015, 13 employees terminated their employment with Carticept and commenced employment with the Company. As a result, in September 2015, the Company and Carticept mutually terminated the Employee Agreement and entered into (i) a consulting agreement pursuant to which Carticept would provide certain services to the Company (the “Carticept Consulting Agreement”) and, (ii) a consulting agreement pursuant to which the Company would provide certain services to Carticept (the “Cartiva Consulting Agreement”). Effective September 24, 2015, the parties amended and restated the Services Agreement.

The amended and restated Services Agreement could be terminated at any time by either party upon at least sixty days prior written notice to the other party and the Carticept Consulting Agreement and Cartiva Consulting Agreement could be terminated at any time by either party upon at least fourteen days prior written notice to the other party.

Charges under the Services Agreement, the Employee Agreement and the Cartiva Consulting Agreement were as follows for the year ended December 31, 2017:

Intercompany Services Agreement	$152,107
Consulting Agreement	281,696

Total	$433,803

During 2017, the Company billed Carticept $190,935 for services provided under the Cartiva Consulting Agreement, of which $0 was receivable from Carticept at December 31, 2017.

Effective December 31, 2017, the Company and Carticept mutually agreed to terminate the Services Agreement, the Carticept Consulting Agreement and the Cartiva Consulting Agreement, ceasing all contractual relationships between the two companies.

8.	LICENSES AND OTHER AGREEMENTS

Georgia Tech Research Corporation —The Company is party to a license agreement with Georgia Tech Research Corporation (“GTRC”) for the commercialization of certain inventions owned by GTRC. Under the terms of the agreement, the Company is obligated to pay royalties on the commercial sales of any product incorporating the inventions. As of December 31, 2017, no commercial sales utilizing these inventions have been made and therefore no royalties have been earned under this agreement.

The Company is also party to a fully-paid, royalty-free license agreement with GTRC for the commercialization of certain other inventions owned by GTRC (the “2008 GTRC Agreement”) and three sublicense agreements. These sublicense agreements provide the sublicensees with exclusive, fully-paid, royalty-free rights to intellectual property covered by the 2008 GTRC Agreement in various fields of use.

SaluMedica, LLC — The Company is party to a sublicense agreement with SaluMedica, LLC (“SaluMedica”) that provides SaluMedica with the exclusive, fully-paid, royalty-free rights to intellectual property covered by the 2008 GTRC Agreement in a specific field of use.

The Company is party to a royalty agreement pursuant to which the Company pays royalties to SaluMedica in connection with the sale of products incorporating certain intellectual property covered by the 2008 GTRC Agreement. Royalty expense incurred under this royalty agreement was $620,857 during 2017.

Anulex Technologies, Inc. — Pursuant to the terms of the asset purchase agreement with Anulex (Notes 1), the Company assumed certain license agreements which could require the payment of royalties to the royalty holders upon commercial sales of the products subject to the agreement. As of December 31, 2017, no such sales have occurred.

9.	EMPLOYEE RETIREMENT PLAN

The Company maintains a defined contribution 401(k) savings plan (the “Plan”) for all eligible employees. The Plan provides for a deferral of the employees’ qualifying compensation under Section 401(k) of the IRC. The Plan also provides for a discretionary match of employee compensation to be determined by the Board of Directors on a yearly basis. The Company made no contributions during 2017. In November 2017, the Company amended the Plan to provide for certain employer matching contributions commencing January 1, 2018.

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